SLIDE 1: This slide contains the logo of Home Properties of New York, Inc. as well as the following:

                               Second Quarter 2002
                      Earnings Conference Call and Webcast
                                 August 9, 2002


     PHOTO                     PHOTO                    PHOTO                     PHOTO
Norman Leenhouts          Ed Pettinella              David Gardner             Charis Copin
  Chairman and      Executive Vice President    Sr. Vice President and        Vice President
     Co-CEO               and Director          Chief Financial Officer     Investor Relations

                          SECOND QUARTER, 2002 EARNINGS
                           CONFERENCE CALL TRANSCRIPT

(Charis)

Good morning. This is Charis Copin, Vice President of Investor Relations. Thank you for participating in our second quarter earnings conference call. We are broadcasting this call live over the Internet. You can view supporting, synchronized slides via our Web site at www.homeproperties.com. The complete webcast will be available for playback through our web site within about 90 minutes following its conclusion.

I would also like to refer invited participants to the phone number on the invitation that was previously faxed. That number is the only one that can be used for questions. The number referred to in the news release issued this morning is for a "listen only" mode. If you need the call-in number to ask questions, please call us at 585-246-4140, and Yvonne will provide those authorized with the number.

Here with me this morning are Norman Leenhouts, Chairman and Co-Chief Executive Officer, Ed Pettinella, Executive Vice President and Director, and David Gardner, Sr. Vice President and Chief Financial Officer.

SLIDE 2: This slide contains the logo of Home Properties of New York, Inc. and the title "Forward Looking Statements." The body of the slide reads as follows:

             This presentation contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable
                assumptions, it can give no assurance that these
                         expectations will be achieved.

               Also, the content of this conference call contains
                 time-sensitive information that, subject to the
                  safe harbor statement, is accurate only as of
                             the date of this call.

(Charis continued)

Before we begin, I would like to remind you that some of our discussion this morning will involve forward-looking statements. Please refer to the safe-harbor language included in our news release, which describes certain risk factors that may impact our future results. Also, the content of this conference call contains time-sensitive information that, subject to the safe harbor statement, is accurate only as of the date of this call.

Please be aware that this call is being recorded and members of the media may be participating.

I will assume that all of you have already seen our earnings news release, which was issued early this morning. We have also made available several pages of supplemental schedules. If you didn't receive this information and would like to get on our distribution list, give us a call. The news release and supplemental schedules are also available today on our web site.

Now, David will discuss our financial results for the quarter.

SLIDE 3: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Additions to Supplemental Schedule". The slide also contains the following:

*        Cap rates added to acquisition schedule
*        10-year maturity schedule added to debt schedule
*        Resident info:  moveouts, traffic, turnover, bad debts


(David)

Thanks Charis.

Good morning everyone.

Before we discuss our results for the quarter, I would like to describe several changes we have made for the first time this quarter to the Supplemental Information we distribute. We have enhanced some existing schedules and added several new schedules.

While we are pleased that Home Properties has gotten high marks among our REIT peers for the level of detail of our disclosure, we continue to try to be responsive to requests for even more information. To that end we added a variety of new information.

We have added CAP rate information to our Summary of Recent Acquisitions table. Although we always quote the first year yield in each acquisition press release, this bit of information was lacking on this schedule.

Even though we have always supplied a very detailed Debt Summary Schedule each quarter, we have tried to make it easier to find frequently requested information. To that end, we have added a ten-year maturing debt section which shows maturing debt by dollar amount, by weighted average rate percentage, and by percentage of total debt.

One of our new supplemental schedules contains various resident information for the current quarter and year-to-date, including: Reasons for Moveouts, Traffic Percentages, Turnover Percentages, and Resident Bad Debt Information. This is information we have always tracked and, many times, referred to in conference calls. We will continue to update this schedule each quarter.

SLIDE 4: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Additions to Supplemental Schedules". The slide also contains the following:

*        Capital expenditures/repairs and maintenance detail


(David continued)

Finally, and probably most important, we are publishing the results of a comprehensive study just completed relative to our capital expenditure experience. Historically, we have estimated the capitalized cost per unit on an annual basis to be $400. This was based on a study conducted years ago that resulted in $300 cost per unit, a number we have grown to its present level by factoring in inflation over the years.

Our supplemental information includes a table broken down by expenditure category. The table lists on a per unit basis our estimate of the costs incurred, on average, on an annual basis, for recurring, non-revenue enhancing capital and maintenance expenses. This totals $1,100 per year per unit, of which $525 is capitalized. It is important to note that maintenance labor costs are not included in the $590 that we estimate is expensed each year. All personnel costs for site supervision, leasing agents, and maintenance staff are combined and disclosed in our same-store expense details schedule. The annual per unit cost of maintenance staff would add another $570 to expenses, and increase the $1,100 total to $1,670.

It is also important to remember that the $525 is an estimate provided for our property type -- garden style apartments. This amount is not necessarily incurred each and every year. Some years the level may be higher, some years it may be lower, depending on the timing of certain longer life expenditures -- like roofs, or window replacements. However, over time, if this amount is not spent, a property will gradually deteriorate.

SLIDE 5: This slide contains the logo of Home Properties of New York, Inc. and the following title: "FFO Per Share". The slide also contains a graph listing Q2 2001 and Q2 2002 from left to right along the x-axis. Along the left side of the y-axis are the points $0.00, $0.20, $0.40, $0.60, $0.80 and $1.00. There is a
bar above the point on the x-axis marked Q2 2001 with the figure $0.78 printed above the bar and there is a bar above the point on the x-axis marked Q2 2002 with the figure $0.78 printed above the bar.

(David continued)

Now turning to our financial results for the quarter.

We are very pleased with results for the second quarter, which met analysts' consensus estimates. We generated $36.3 million in total Funds From Operations which was an increase of 4.6% over the prior year. FFO per share of $0.78 for the current quarter was the same as last year's second quarter.

SLIDE 6: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Core Property Performance*". The slide also contains the following table:

                                Q2 2001      Q2 2002
Rental Rates                                 +   6.7%
Rental Revenues                              +   4.5%
Other Income                                 +   3.0%
Total Income                                 +   4.4%
Operating Expenses                           +   2.4%
Net Operating Income                         +   5.9%

Occupancy Percentage             94.2%       92.2%

The * is noted at the bottom of the slide: "Reflects 35,204 apartment units owned throughout 2001 and 2002."

(David continued)

During the quarter, we saw improvement in our core property performance compared to last year's second quarter. We achieved 4.5% growth in core property rental revenues, as a result of rental rate increases, which averaged 6.7%, offset by a decline in occupancy of 2.0%.

We are very pleased with the 6.7% growth in rental rates which we were able to achieve in a tough economic and operating environment. Higher rental rates also have helped mitigate the effects of the lower occupancy levels our industry is currently experiencing. We believe our ability to continue to raise rents even in a soft market, validates our repositioning strategy and the geographic markets we have targeted.

While still a very high percentage result, the 6.7% growth in rental rates is lower than we experienced the past few quarters due to being more conservative in response to the difficult market conditions. We still have not increased the level of concessions per se, but we have toned down plans for aggressive renewal increases.

On the expense side, we saw an increase of 2.4% in the operating expenses of our core properties compared to the second quarter a year ago. This was primarily due to increases in taxes due to new legislation in several states and an increase in personnel costs. These increased costs were partially offset by decreases in natural gas costs and property insurance.

We are very pleased with the net operating income growth of 5.9% in the second quarter. We believe this is an excellent NOI result, on both an absolute basis and compared to the multifamily REIT sector, particularly given the difficult operating environment we continued to experience.

As we explain every quarter, some of our same-property NOI growth reflects a return on incremental investments in our communities above and beyond normal capital replacements. After charging ourselves a 10% cost of capital on these additional expenditures, the adjusted NOI growth that was added to the bottom line during the second quarter of 2002 is about 1.7%, or 4.2% less than the 5.9% reported NOI growth before adjustment.

SLIDE 7: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Multifamily REIT Same-Store NOI Growth Q1 2002." The slide also contains a bar graph listing the following points: HME 9.2, UDR 2.8, ASN 1.0, AIV 0.2, TCT 0.0, EQR -0.5, AEC -1.0, BRE -2.0, AML -2.2, GBP -2.3, MAA
-3.0, CPT -3.3, SMT -3.9, TCR -5.0, ESS -6.1, AVB -6.3, PPS -10.6.

The slide also contains a graph listing the points above from left to right along the x-axis. Along the left side of the y-axis are the points 10%, 8%, 6%, 4%, 2%, 0%, -2%, -4%, -6%, -8%. -10%, -12%, and -14%.

(David continued)

On this slide we show the multifamily REIT same-store NOI growth for the first quarter. Since we reported our first quarter results before all the peer information was in we weren't able to show you this on our last conference call. For the first quarter, Home Properties growth was 9.2% with the next highest being 2.8% and 12 of our peers reporting negative growth. For the first half of this year, Home Properties' NOI growth was 7.4%.

Adjusted NOI at 5.3% for the first quarter still would have led our peers.

SLIDE 8: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Multifamily REIT Same-Store NOI Growth Q2 2002." The slide also contains a bar graph listing the following points: HME 5.9, TCT 0.8, UDR 0.3, AIV -0.1, ASN -2.8, MAA -3.7, BRE -4.2, EQR -4.2, Avg. -4.5, GBP -4.6, AML
-5.4, AEC -5.4, TCR -6.0, CPT -6.5, SMT -8.3, AVB -9.1, ESS -10.0, PPS -12.8.

The slide also contains a graph listing the points above from left to right along the x-axis. Along the left side of the y-axis are the points 10%, 8%, 6%, 4%, 2%, 0%, -2%, -4%, -6%, -8%. -10%, -12%, and -14%.

(David continued)

Since this quarter we are the last of the multifamily REITS to report, we have the luxury of showing you second quarter results for the sector. As you see on this slide, for the second quarter Home Properties' NOI growth once again led the pack at 5.9%. With an average negative 4.5% growth rate for the sector, we are very pleased with our result. Adjusted NOI at 1.7% would also have led our peers.

SLIDE 9: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Core Property Operating Expenses" with the following table presented:

                                 Q2 Year-over-Year Change
                            $(000's)                 %

Gas                             $ (683)         (24.3)%
Personnel/Incentive                462            6.0%
Insurance                         (421)         (50.4)%
Real Estate Taxes                1,119           14.6%
Other Expenses                     329            2.2%
                                   ---        --------

Total Expenses                  $  806            2.4%

(David continued)

Turning now to operating expenses, this slide focuses on the expense categories with significant changes in the second quarter. A more detailed comparison of all expense items for core communities is included in the supplemental schedules.

As shown here, the major area of lower cost compared to last year was in natural gas, which is due to the warmer spring that we experienced. We also have hedged our gas costs. As a result, we did not have the unexpected negative impact on our results that we had in the second quarter of 2001 when gas prices rose so dramatically. In last year's second quarter, gas costs at our core communities were up 64%.

Personnel costs were up 6.0% at our core communities, primarily due to significant increases in health care costs. This cost was in line with budgeted expectations.

The insurance savings is mostly a timing difference. We expect a large negative variance in the fourth quarter of 2002 due to a very tough comparison. You may recall that in the fourth quarter of 2001, we enjoyed a significant refund, which will not be repeated in 2002.

Real estate taxes is the category where we also include certain state capital stock taxes we incur. This line item was up almost 15%. Most of the increase can be attributed to unexpected legislation just passed in several states in June and July of this year. The most significant legislation is a capital stock tax in Pennsylvania which is expected to add $400,000 on an annual basis to this line item.

In the second quarter, we reflected $200,000 for the first six months of 2002, as well as a reserve of $390,000 in anticipation of a retroactive assessment for 2001. We intend to contest vigorously the retroactive nature of this tax.

In total, the second quarter includes $765,000 of state taxes that have never been incurred before and could not have been anticipated. If not for these increases, the real estate tax line would have increased 4.6% for the quarter and FFO per share would have increased by about two cents.

SLIDE 10: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Future Guidance". In the middle of the slide is the following:

                                  2002 Guidance
                See Supplemental Information to Earnings Release

(David continued)

I'll now give you our thoughts on results for the remainder of 2002.

Our Supplemental Information to the press release provides detail on the assumptions in our model. We have included on that schedule our current revised guidance as well as the most recent previous guidance we issued in February so you can easily compare the difference. I will be referring to that schedule so you may find it easier to follow if you have it available.

In February, we anticipated higher occupancy rates and a stronger economy in the second half of 2002. While we are seeing improvement in occupancy, it is coming off a lower level than we originally anticipated. So we have lowered our occupancy expectations and rental growth assumptions for the coming quarters. This lowers FFO per share guidance for the full year to a range of $2.96 to $3.04 compared to FFO in 2001 of $3.03. This results in essentially flat FFO growth at the high end of the range or negative growth of 2.3% at the low end of the range.

Based on the mid-point of guidance, and our new level of $525 for recurring, non-revenue enhancing capital expenditures, we project Adjusted FFO to be $2.56 per share.

Same-store revenue growth at the midpoint of guidance is 4.7% for the second six months. This is based on occupancy for six months at 93.1%.

Same-store expense growth is expected to be 10.4% for the balance of the year. We have some tough comparisons in the next two quarters compared to last year, particularly in the fourth quarter when last year we had a sizeable positive variance due to decreased insurance expense resulting from a settlement received and reflected in that quarter.

These revenue and expense assumptions result in same-store NOI improvement of 1.1% for the second half of the year.

Based on our success to date, we anticipate acquisitions of approximately $400 million for the year, which is above the range we projected in February of $200 to $300 million. Our dispositions are expected to reach the $100 million level, the very top of the range originally anticipated.

SLIDE 11: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Market Breakdown" and contains the following table:

                                                       6/30/2002
                                                         % Owned
       Market                         # of Units       Portfolio

Philadelphia, PA                            6,200          15.3%
Baltimore, MD                               6,127          15.2%
Detroit, MI                                 5,694          14.1%
Suburban Washington, DC                     4,277          10.6%
Long Island                                 3,409           8.4%
Northern NJ                                 2,520           6.2%
Rochester, NY                               2,412           6.0%
Chicago, IL                                 2,242           5.6%
Buffalo, NY                                 1,644           4.1%
All Others                                  5,883          14.5%
                                     --     -----  ---     -----
Total Units                                40,408         100.0%

(David continued)

The supplemental schedules show the breakdown of owned communities by geographic market. Property-by-property comparisons are also included and grouped by region. There is also a schedule to the supplemental information which shows occupancy on a comparative basis by region for various periods. We compare second quarter 2002 to the prior quarter, to the same quarter a year ago and to the month of June so you can see various trends.

Every community has its own unique story. However, comparing second quarter to the second quarter a year ago, all regions had positive growth in rental rates, except Indiana where we have two communities that represent under 2% of our total units. During the quarter, regions with only 12% of our units experienced negative growth in rental revenues, including Central Virginia which has only one property, which, by the way, was sold today. Ed will give you more color on this sale later.

While overall NOI growth was positive by 5.9%, regions with 30% of our units reported negative NOI growth.

For the quarter ended June 30, 2002, occupancy levels throughout our portfolio compared to the 2001 second quarter, decreased by 2.0%, to an average of 92.2%. However, compared to the first quarter this year, occupancy in the second quarter increased by 1.3%. For the month of June on a stand alone basis, occupancy levels were at 92.6% up slightly from 92.2% for the second quarter as a whole. Thus far, we have experienced at least a slight increase in occupancy every month this year, which has continued through July.

If the current favorable overall trend continues, we could reach budgeted occupancy levels of 93.8% by year end. However, we expect to experience a shortfall during the intervening months.

Traffic for the second quarter was down only 1% compared to a year ago, but our capture rate increased significantly, as signed leases were up 11%.

Turnover was exactly the same this year compared to last year, 11% for both quarters. In looking at the top reasons for moveouts, most reasons have remained pretty constant compared to 2001, except in two areas. Employment related reasons have come down 1.7%, and rent level was cited 0.9% less, both compared to the full year 2001. This could indicate a trend that suggests that our residents have an improved comfort level with the economy.

One area that has not hit us as hard as our peers is residents leaving for home ownership. At 14.5% of our move-outs for the second quarter, this is 10 basis points less than 2001 as a whole, and one percent less than the fourth quarter when we experienced our "high water mark" at 15.5%.

I'll now turn it over to Ed.

SLIDE 12: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Capital Markets Activities" and contains the following bullet points:

*        Repurchased Series B Convertible Preferred for $29.4 million
*        Raised $6.8 million under DRIP
* Financed 8 properties for $44.2 million at 6.84%, average term of 10 years
*        Short term variable rate borrowing
*        Stock buy back authorization increased to 2 million shares

(Ed)

Thanks David.  Good morning everyone.

In May we repurchased the remaining one million shares outstanding of our Series B convertible preferred for $35.00 per share, roughly equivalent to the market price at the time, for a total of $29.4 million. GE Capital had already converted and sold half of their shares in February and we wanted to remove any perceived overhang to our common stock in anticipation of their sale of the balance of shares. While the repurchase is slightly accretive it also improved our fixed charge coverage and eliminated the higher dividend rate we were paying compared to the common dividend.

During the quarter we raised $6.8 million under the Dividend Reinvestment and Direct Stock Purchase Plan at an average share price of $33.81. Of the $6.8 million, we only accepted $1.7 million in the optional cash purchase plan.

We also took advantage of the lower interest rate environment by financing 8 properties during the quarter for a total of $44.2 million at an average rate of 6.84% for an average term of ten years.

To finance a significant portion of the acquisition of Gardencrest, our first property in suburban Boston which was acquired at the end of June, we used our line of credit at a current rate of approximately 3.1%. This is very attractive pricing and we believe it is the right funding strategy at this time especially considering that virtually all our other debt is fixed.

At their meeting this week, the Board approved an addition to the stock repurchase authorization. We now can repurchase up to a total of 2 million shares at prices not to exceed the company's NAV at the time of repurchase. Typically, we have repurchased shares only when their price has been more than 10% below NAV. So at the current stock price we are not repurchasing. Our primary focus is to utilize cash to fund our acquisition pipeline. However, from time to time if our stock price is sufficiently below NAV we want to be poised to take advantage of an opportunity to economically repurchase shares.

SLIDE 13: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Conservative Capital Structure." At the top-left corner, above the pie chart, is a box containing the following:

Equity                  61%
  Common Stock (55%)
  Convertible Preferred (8%)
  Perpetual Preferred (3%)
  Operating Partnership Interests (34%)

At the top right corner, above the pie chart is a box containing the following:

 Debt                    39%
   Fixed (94%)
   Floating (6%)

The slide also contains a pie chart. The pie chart is divided into five pieces: the largest part is labeled "Fixed Rate Debt", followed by (in order of size) "Common Stock", "Operating Partnership Interests", "Convertible Preferred", " Floating Rate Debt " and "Perpetual Preferred". Centered beneath the pie chart is "$3.0 BILLION TOTAL MARKET CAPITALIZATION". On the lower left of the slide is the caption: *$37.94 per share at 6/28/02".

(Ed continued)

With a stock price of $37.94 at the end of the quarter which was an all-time high, leverage was 39% on our total market capitalization of $3.0 billion at the end of June.

There was $58 million outstanding on our $100 million unsecured revolving credit facility. Our interest coverage averaged 3.0 times during the quarter; and the fixed charge ratio, which includes preferred dividends, averaged 2.4 times.

SLIDE 14: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Net Asset Valuation (000's) at 6/30/02" and contains the following table:

                                          8.5%        9.0%        9.5%
                                           Cap        Cap         Cap

Real estate value                          $2,929      $2,767      $2,621
Other Assets/Liab./Perp. Pfd.            ( 1,053)    ( 1,053)    ( 1,053)

Net Asset Value                            $1,876      $1,714      $1,568

NAV per share                              $40.85      $37.31      $34.14

(Ed continued)

The supplemental information contains a complete presentation of our calculation of Home Properties' Net Asset Value.

We have provided cap rates in a range of 8.50% to 9.50% once again this quarter, settling on the midpoint of 9.0% which is the value we quote. The 9.0% cap rate results in an estimate of current NAV of approximately $37 per share, approximately a 1.7% discount compared to our stock price of $37.94 at the end of the second quarter. Based on yesterday's close, the discount compared to NAV would be approximately 6% down.

SLIDE 15: This slide contains the logo of Home  Properties of New York, Inc. and
the  following  title:   "Disposition/Acquisition  Strategy"  and  contains  the
following bullet points:

* Sold $28.6 million in Q2; 7 properties for $42.3 million through 6/30/02
* Acquired $132.3 million in Q2; 12 properties for $232.6 million through 6/30/02
*        Reinvested in higher growth Long Island market
* Acquired first property in suburban Boston, the last of targeted geographic markets

(Ed continued)

I will now describe our disposition and acquisition activity during the quarter.

We will selectively sell properties during 2002 totaling approximately $100 million and reinvest the proceeds in higher growth markets. We intend to sell properties that are either in slower growth markets or properties that are less efficient to operate due to their remote locations and /or smaller size, or that had simply reached a high level of their potential with little upside remaining. This is the same approach we took in disposing of properties last year.

In the second quarter, we sold four properties with a total of 644 units for a total of $28.6 million.

This morning we closed on an additional property, the 664 unit Carriage Hill Apartments, located in Richmond, Virginia. Carriage Hill was the only property we owned in the Central Virginia area so was rather inefficient for us to manage. The property was sold for $41.6 million or $62,600 per unit. Since the property was unencumbered, all of the proceeds were used to reduce our line of credit balance. The expected weighted average first year cap rate on this disposition was 8.4%, before a reserve for capital expenditures. Year-to-date this brings out total sales to $83.9 million with a weighted average first year cap rate of 9.4%.

At the beginning of the year, we said we planned to acquire between $200 to $300 million of properties. As David mentioned earlier, we now expect an acquisition level of about $400 million. The acquisitions completed year-to-date included properties in the higher growth Long Island market where we purchased the Holiday portfolio and our long-awaited entry into suburban Boston. We have now closed on all of the Holiday portfolio properties for a total of 1,688 units at a purchase price of approximately $147.3 million. Including Gardencrest in Boston, we now have acquired $232.6 million in properties.

SLIDE 16: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Recently Acquired Communities" and contains the following table:

                                              Price
Market                             Units    (000's)
                                   -----    -------

Boston                               696      $85.4
Baltimore                            794       37.9
Chicago                              224       12.8
Long Island                        2,225      224.2
No.VA/DC                           1,053       74.5
Philadelphia                         212        9.8
                             ---     ---  ---------

Total 2001 and 2002                5,204     $444.6

(Ed continued)

Most of the property results discussed so far have pertained to the 35,204 apartment units owned since the beginning of 2001. We also continue to have positive news concerning the 5,204 units in communities recently acquired.

These communities, acquired during 2001 and 2002, generated net operating income during the second quarter of 2002, which approximated a 9.2% yield on our total investment of $445 million. This return is in line with announced expectations and, with interest rates down, is a good result. We see tremendous future upside in these communities beyond the initial returns.

SLIDE 17: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Holiday Portfolio" and contains two photos of Cambridge Square and one photo each of Holiday Square and Yorkshire Village.

(Ed continued)

Here is a slide that shows several of the properties in the Holiday Portfolio on Long Island. As you can see they are typical of Home Properties' communities--mature, B class, brick, garden style apartments. We are now in the process of repositioning these communities, improving exterior signage and landscaping, upgrading units on turnover with new baths and kitchens and, of course, raising rents substantially as we do so.

SLIDE 18: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Gardencrest" and contains five photos of Gardencrest.

(Ed continued)

This next slide shows different views of our most recent acquisition, the Gardencrest community in Waltham, Massachusetts. Gardencrest is approximately nine miles northwest of Boston. It has 696 units, both apartments and town houses, and was built between 1948 and 1973. It has a park-like setting with an in-ground pool and two putting greens. Our plans for Gardencrest are again in keeping with Home Properties' strategy of repositioning by replacing windows, upgrading kitchens and baths, adding a community center, installing new heating and air conditioning systems , expanding the number of parking spaces and improving the landscaping.

We are very excited about this acquisition since it is our entry into the suburban Boston market. Boston is the last of the geographic markets we had targeted for future growth when we prepared our strategic plan last year.

When we announced the Gardencrest acquisition we stated that we thought there was considerable opportunity for rental rate increases because the market rate for apartments is approximately 45% higher than current rates at Gardencrest. In the first weeks after we acquired the property on June 28 we rented about a dozen apartments with rates 45% higher than the current average. Because there are a lot of seniors at the property, we are not going to implement across the board increases at that level, but it does show what the market will pay. Available to rent is very low at 4.3% which will increase when our upgrade program starts.

I'll now turn it over to Norm.

SLIDE 19: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Challenges During 2002" and contains the following bullet points:

*        Occupancy
*        Acquisitions

(Norm)

Thanks, Ed. I will start out with some thoughts about some of the challenges we faced during the first half of the year.

In the Spring last year, we began to see weakness in our occupancy levels as the recession took hold. This pattern continued and was exacerbated by the events of September 11. We ended the year with a vacancy level that was unprecedented in company history. However, as the first quarter progressed we began to feel more confident that vacancies were starting to slowly decline. As David described, traffic, rentals, occupancy and available to rent have improved since then.

An AXIOMetrics study on occupancy and concessions that US Bancorp Piper Jaffray published towards the end of June, shows that Home Properties' rent increases and occupancy compared very favorably to the industry experience, while our level of concessions was considerably below other apartment REITs. Nevertheless, the recovery has been slower than we originally forecast and we are feeling the same effects as our brethren resulting from job losses, slower household formations, and new home building due to low interest rates. This is clearly a challenging time.

We believe, however, that we are in some of the best geographic markets, which will continue to help us. A report by USBancorp Piper Jaffray on August 5 ranked Home Properties number one in the apartment sector on supply/demand fundamentals. We are in markets that are expected to have the best real estate market fundamentals through 2003, such as Baltimore, Long Island and Philadelphia. We hope our results will prove the various market reports are correct. We believe our repositioning strength, product type and our decentralized management style, supported by in-depth training, will serve us well.

Another challenge for us right now is finding acquisitions that meet our stringent acquisition criteria. I have never seen the type of real estate we deal with more popular. With extra effort, however, we have been able to meet our acquisition goals.

SLIDE 20: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Corporate Governance" and contains the following bullet points:

*        Home Properties has always been a shareholder-friendly company
*        No poison pills or staggered board
*        Executive compensation and benefits compare favorably to peers
*        Mission statement explicit about maximizing shareholder value
*        Early adoption of various governance/disclosure measures

(Norman continued)

I would like to spend a few minutes now talking about corporate governance, reporting and compensation issues since those are clearly topics on everyone's minds these days. In recent weeks we have spent quite a bit of time discussing with our Board of Directors, enhancements to our current policies and practices, which I believe are already very shareholder-friendly. To put some historic perspective to this-- When Home Properties became a public company in 1994 we purposely did not adopt poison pills or a staggered Board in order to clearly demonstrate that shareholders' interests are paramount in this Company. We never had excessive executive compensation or benefit plans. We believe consistent focus on the stated mission of this company of maximizing shareholder value has earned Home Properties a reputation for high integrity. The Board's proactive actions this week are in keeping with that tradition.

We adopted measures that go beyond the requirements of the Sarbanes-Oxley Act and the recommendations the New York Stock Exchange approved on August 1, 2002. We will comply fully with the Act and adopt the stock exchange recommendations, some before we are required to do so.

I precipitated our discussion with the Board about governance and disclosure issues by sending them a 20 page white paper which they received a few weeks ago, prior to Congress' adoption of the Corporate Governance Bill. In response, the Board made additional suggestions. After careful consideration and discussion these are the additional steps that we have taken.

SLIDE 21: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Compensation" and contains the following bullet points:

*        New stock option plan
         *        Options vest as scheduled after employee retirement
         *        No re-pricing of options
         *        No cash on option exercise
         *        One year holding period after option exercise
*        Binding plan 30 days prior to trading
*        Return of bonus

(Norman continued)

First, relative to compensation issues, we have adopted some new initiatives.

Beginning in 2003, stock options will be issued under a new plan which we will submit for shareholder approval at the next annual meeting. This new plan will include a provision that upon an employee's retirement, options will not automatically vest, as they do now. Instead, the vesting schedule that was in place when the options were issued will remain in effect. The intent of this provision is to eliminate any real or perceived incentive for executives to attempt to manipulate results to drive the stock price higher immediately preceding their retirement date when they can exercise the options, only to have those results reversed later.

In addition, the plan will prohibit the re-pricing of options. Home Properties has never re-priced options, but this will make past practice an explicit policy in the future.

Another provision of the new stock option plan states that Directors and Executive Officers cannot obtain cash upon an option exercise and must hold stock issued in connection with an option exercise for at least one year. They can do a cashless exercise, selling enough shares to cover the strike price and taxes, but they cannot sell shares beyond that to obtain cash. Since the Company traditionally issues options in August, our Executive Officers will contractually agree to this requirement as a condition to receiving options later this month. This step is necessary as this requirement is not part of our existing shareholder-approved plan.

The Board also instituted a policy requiring all Directors and Executive Officers to file binding trading plans with the Company at least 30 days prior to buying or selling any shares of Home Properties. A plan can be filed or amended only when the individual does not have inside information and only within a trading window. Our trading window now extends for about one month after earnings are announced.

We believe all these measures will help preclude any possibility of insider trading, or timing of trades for personal gain.

The last policy related to compensation states that in the event of a downward revision in earnings as a result of material non-compliance due to misconduct, Executive Officers will be required to repay the portion of any bonus that constituted an overpayment. While the Congressional Act requires that CEOs and CFOs return all bonus and stock sale profits in this situation, we have gone beyond that so that all executive officers will feel responsible in the event of misconduct.

SLIDE 22: This slide contains the logo of Home Properties of New York, Inc. and the following title: " Financial Disclosure" and contains the following bullet points:

*        Expense stock options in 2003
*        Expand quarterly supplemental information

(Norman continued)

Turning now to financial disclosure issues, we will begin treating stock options as an expense in 2003. We would implement this earlier but we prefer to wait until a consensus develops as to a preferred method for valuing options. Using the Black-Scholes option pricing model that we have described in financial statement footnotes, next year's option expense could vary from two-tenths of one penny using a prospective basis, which is the only basis now permitted, to about two pennies if the full cost is recorded for all options that vest next year.

In response to analysts' requests for more detailed disclosure of financial information, we have expanded the supplemental information that accompanies our quarterly earnings announcements. David has already described these additional schedules and I hope you find them useful.

In the past we have received high marks for the quality of our disclosure and we want to remain the leader on that list. In summary, I believe we are on the leading edge in adopting policies and practices that are responsive to shareholders' desire for even more accountability and transparency from the companies they own and I hope you will concur.

SLIDE 23: This slide contains the logo of Home Properties of New York, Inc. and the following title: " Operating Achievements - 2Q 2002" and contains the following bullet points:

*        Strong NOI growth of 5.9%
*        Rental rate growth of  6.7%
*        Entry into suburban Boston market
*        Continued focus on our business strategy

(Norman continued)

In addition to taking a leadership position in adopting corporate governance and disclosure initiatives, we had a good second quarter and strong first half in operating results, despite some challenges.

NOI growth of 5.9% was an excellent result for the quarter, considering the slow economy. Rental rate growth of 6.7% was at least equally important since our strategy has been to increase revenue growth even if vacancies increase a bit more than our peers by very intentionally being less aggressive with concessions.

We successfully entered the Boston market with a terrific property.

I continue to see another achievement as our consistent focus on a business strategy that has been proven over time. What is helping us the most is our focus on the middle income Class B product type, which is less vulnerable during a recession, as well as our relatively strong geographic markets, and our unique strategy of repositioning and revitalizing properties through extensive rehabilitation, which provides a high incremental return, even during a weak economy.

We also do not talk enough about the importance of our decentralized management style which has helped to motivate our employees to achieve the excellent results we have experienced during these difficult times. Central office does not dictate to the field. Employees at our communities are empowered to make most decisions so they can be more responsive to their local situation, which is particularly important during a downturn. While motivating, this practice is more fun for our staff and it also increases local accountability. Our employees deserve extra credit for their achievements this year.

SLIDE 24: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Questions and Answers" and as well as the following:


     PHOTO                     PHOTO                    PHOTO                     PHOTO
Norman Leenhouts          Ed Pettinella              David Gardner             Charis Copin
  Chairman and      Executive Vice President    Sr. Vice President and        Vice President
     Co-CEO               and Director          Chief Financial Officer     Investor Relations

                  Home Properties Central Office  (585) 546-4900

(Norman continued)

That concludes our formal presentation. I will now turn it over to David for one final comment.

(David)

Just to let you know, this morning it came to my attention that there is an error in our calculation of NAV in our supplemental schedule.

The liabilities referenced have not been updated and still reflect March 31st numbers.

After correcting for the proper liabilities, the NAV comes down about $2/share to just over $35.

We realize that this reduced level is probably still not representative due to our occupancy levels much lower than historical averages. After adjusting for a normalized level of occupancy, the adjusted level is back to the level we published.

NAV is certainly not an exact science, and we realize that the true number is a range plus or minus the published number.

We will correct this schedule and have it up on our web site later today.

I will now open up the phone lines for questions.

SLIDE 25:  There is no title to this slide.

[GRAPHIC OMITTED] HOME PROPERTIES


                                   Conclusion

                               Second Quarter 2002
                      Earnings Conference Call and Webcast

                                 August 9, 2002

(David)

If there are no further questions, we'd like to thank you all for your continued interest and investment in Home Properties. Have a great day!